Exhibit 99.1

Stryker announces Mr. Howard E. Cox, Jr. will retire from Board of Directors

Kalamazoo, Michigan - December 12, 2017 - Stryker Corporation (NYSE:SYK) announced today that after 44 years of distinguished service, Mr. Howard E. Cox, Jr. has notified the Company that he will not stand for re-election at Stryker’s 2018 Annual Meeting of Shareholders, which is expected to be held on May 2, 2018. In light of Mr. Cox’s immense contributions to the Company since before it was a publicly traded company to its current position as a leading global medical technology firm, he will be named Director Emeritus.

Mr. Cox has held various leadership positions with Greylock and its affiliated venture capital partnerships since 1971 and is currently a Special Limited Partner. He is also currently a Director, Secretary of Defense Business Board, and a member of the Harvard Medical School Board of Fellows and the Investment Committees of the Dana Farber Cancer Institute and the Boston Museum of Fine Arts.  His broad and deep experience as a board member and extensive experience in venture capital have enabled the valuable contributions he has made to Stryker’s Board since 1974, especially as it relates to the assessment of potential acquisitions.
“We sincerely appreciate Howard’s unwavering dedication to our Board,” said Kevin A. Lobo, Chairman and Chief Executive Officer. “We thank Howard for serving on our Board for over four decades, and for being a champion of our growth ambitions and consistent success. We wish him all the best and thank him for his guidance in helping Stryker deliver on its mission.”
Stryker is one of the world’s leading medical technology companies and, together with its customers, is driven to make healthcare better. The company offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. More information is available at www.stryker.com.

Contacts

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:
Yin Becker, Stryker Corporation, 269-385-2600 or yin.becker@stryker.com